Exhibit 10.13.2

SPONSORED RESEARCH AGREEMENT

THIS SPONSORED RESEARCH AND LICENSING AGREEMENT (“Agreement”) is made this 16th day of March, 2003, by and between Blue Horse Labs, Inc. (“Blue Horse,”) and Advanced Cell Technology; Inc. (“Contractor”).

Blue Horse desires to have certain research conducted as set forth in the research protocol attached hereto as Exhibit A (“Research”); and

Contractor desires to conduct this research for Blue Horse and to subsequently commercialize the results of the research where Blue Horse so requests;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Agreement

1.             Funding.  Blue Horse will pay Contractor the amount and according to the schedule and terms as set forth on the attached Exhibit B.

2.             Progress Reports.  Contractor shall provide written progress reports concerning the conduct and results of the Research as requested by Blue Horse, in any event no more frequently than once per calendar quarter.  Where such request is made, reports shall be forwarded within thirty (30) calendar days of such request.

3.             Conduct of Research.  Contractor agrees to use its commercially reasonable best efforts to conduct the Research as set forth and described on Exhibit A attached hereto.

4.             Intellectual Property.  “Intellectual Property” shall mean all inventions, discoveries, know-how, technical information, works of authorship, improvements and other information, together with all patent rights, trade secret rights, copyright rights and other intellectual property and proprietary rights therein, hereunder and thereto, which are or were conceived (whether or not reduced to practice), invented, created and/or made (i) by employees of Contractor, (ii) jointly by at least one employee or consultant of Contractor and at least one employee or consultant of Blue Horse or Blue Horse affiliates, if any, or (iii) by consultants to Contractor, if any, in all such cases (i), (ii) and/or (iii) in the course of performance of the Research hereunder.

5.             Ownership of Intellectual Property.  In consideration of the research support set out above and other good and valuable consideration.  Contractor hereby assigns to Blue Horse all of its rights to all Intellectual Property resulting, or arising from or in connection with, the performance of the Research hereunder, including all patents and patent applications.

6.             Disclosure and Protection of Intellectual Property.  Contractor hereby agrees that it will promptly disclose to Blue Horse all material and potentially parentable Intellectual

Property, and that, upon request, authorized officials of Contractor will execute and deliver any and all documents or instruments and take any other action which Blue Horse shall reasonably deem necessary to transfer and vest the rights and licenses granted hereunder, to perfect copyright and patent protection with respect to, or to protect Blue Horse’s interest in, any rights, title and interests in and to such Intellectual Property.  Blue Horse shall have the sole right to prepare, file, prosecute and maintain, at its own expenses, by counsel of its choice, any U.S. and foreign patent applications covering inventions within the Intellectual Property.  Contractor shall cooperate with Blue Horse in connection with the filing, prosecution and maintenance of such patents and patent applications.  Contractor specifically agrees to execute all documents, to ensure the cooperation of its employees and independent contractors, and take any other reasonable actions necessary to assist Blue Horse in filing, prosecuting and maintaining such patents and patent applications in the U.S. Patent and Trademark Office and in applicable foreign patent offices.  The obligations of this section shall continue beyond the termination of this agreement with respect to such Intellectual Property and shall be binding upon the successors and assigns of Contractor.  Blue Horse agrees to pay all copyright and patent fees and expenses incurred by the Contractor for any assistance rendered pursuant to the foregoing.

7.             License.  Blue Horse hereby grants, and agrees to grant, to Contractor an exclusive, worldwide license, with unlimited rights to sublicense, to all rights in, to and under the Intellectual Property, including the right to make, use, sell, offer to sell, import and otherwise practice and exploit products, processes and services, subject to the Net Sales Minimums set forth in Exhibit B.  In return for this license, Contractor shall pay royalties to Blue Horse as set forth in Exhibit B on all Net Sales of Licensed Products and Net Royalty Revenue.  Net Royalty Revenue shall mean revenue received from sublicenses of any patent rights within the Intellectual Property licensed to Contractor hereunder.  The foregoing royalty obligation shall last from the date hereof until the date the last remaining patent within the Intellectual Property has expired, is abandoned or is invalidated.  For purposes of this Agreement “Net Sales” shall mean the gross amount billed or invoiced by Contractor for the sale or other disposition of Licensed Products, less the following deductions: (a) discounts, chargebacks, allowances for bad debts or uncollectible amounts, Medicaid/Medicare rebates (other than as described in (d) below) and allowances actually taken; (b) sales, use, value added and excise taxes, import and custom duties, tariffs, and any other similar taxes, duties or tariffs, to the extent actually paid by the selling party; (c) freight, insurance, packaging costs and other transportation charges to the extent added to the sales price; and (d) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions or due to recalls or government laws or regulations requiring rebates. “Licensed Product” shall mean any product, device, or procedure, the manufacture, use or sale of which would infringe a valid claim of any issued, unexpired patent within the intellectual Property (which patent has not been invalidated) in the country of such manufacture, use or sale, but for the license granted herein.

8.             Net Sales Minimums.  Contractor shall use its commercially reasonable best efforts to commercialize the Intellectual Property as set forth in Exhibit B.  Where one or more commercialization provisions of Exhibit B are not met, it shall be deemed a material default under paragraph 16.

9.             Royalty Payments and Reporting.  On or before the forty-fifth (45th) day following the end of each fiscal quarter, Contractor shall submit to Blue Horse full and accurate statements showing the quantity, description and Net Sales of any Licensed Products distributed and/or sold during the preceding fiscal quarter and the amount of any sublicense revenue received by Contractor during such fiscal quarter (together with the calculation of Net Sales, net sublicense revenue and corresponding royalties owned hereunder), including any additional information kept in the ordinary course of business by Contractor.  All payments for royalties with respect to such fiscal quarter and statement shall be made by Contractor to Blue Horse simultaneously with the submission of the statements.  Such quarterly statements shall be submitted only when they reflect any amounts due hereunder.  Contractor shall inform Blue Horse within thirty (30) days of the first sale of License Products and the first receipt of net sublicense revenue.  In addition, Contractor will provide Blue Horse with its audited financial statement within one hundred eighty (180) days of the end of Contractor’s fiscal year provided, however, that Contractor shall not be required to deliver audited financial statements until such time as there are Net Sales or net sublicense revenue hereunder.

10.           Duty to Maintain Blue Horse Rights.  Where Contractor subcontracts any part of the conduct of the Research, Contractor shall require the subcontractor to perform subcontractor’s duties under the same requirements as those set forth for Contractor under this Agreement.

11.           Infringement.  In the event a party to this Agreement acquires information that a third party is infringing one or more of the patents within the Intellectual Property, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

In the event of an infringement of an Intellectual Property patent Contractor shall have an exclusive right (but not the obligation) to bring suit against the infringer for a period of six (6) months after acquiring information that a third party is infringing.  Should Contractor elect to bring suit against an infringer and Blue Horse is joined as a party plaintiff in any such suit, Blue Horse shall have the right to approve the counsel selected by Contractor to represent Contractor and Blue Horse, which approval shall not be unreasonably withheld.  The expenses of such suit or suits that Contractor elects to bring, including any reasonable out-of-pocket expenses of Blue Horse incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by Contractor and Contractor shall hold Blue Horse free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees.  In the event Contractor exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums actually recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, Contractor shall promptly pay to Blue Horse a percentage of such remainder according to the Infringement Recovery

Percentage set forth in Exhibit B, and Contractor shall be entitled to receive and retain the balance of the remainder of such recovery.

In the event Contractor does not bring suit by the end of the six (6) month period described above, Blue Horse shall have the right (but not the obligation) to bring suit, after written notice to Contractor of its intention.  If Contractor is joined as a party plaintiff in any such suit, Contractor shall have the right to approve the counsel selected by Blue Horse to represent Blue Horse and Contractor, which approval shall not be unreasonably withheld.  The expense of such suit or suits that Blue Horse elects to bring, including any reasonable out-of-pocket expenses of Contractor incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by Blue Horse and Blue Horse shall hold Contractor free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees.  In the event Blue Horse exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums actually recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, Blue Horse shall pay Contractor a percentage of such remainder according to the infringement Recovery Percentage set forth in Exhibit B, and Blue Horse shall be entitled to receive and retain the balance of the remainder of such recovery.

12.           Indemnification.  Each Party shall indemnify and hold harmless the other, its parent, subsidiaries, affiliates, successors, assigns, employees, officers, directors, agents, or subcontractors from and against any and all suits, claims, losses, forfeitures, demands, fees, damages, liabilities, costs, expenses, obligations, proceedings, or injuries, of any kind or nature, including reasonable attorney’s fees which that Party may hereafter incur, become responsible for, or pay out as a result of death or personal injury (including bodily injury) to any person, destruction or damage to any property, contamination of or adverse effects on the environment, or violation of governmental law, regulation, or orders, arising out of or connected with the other Party’s breach of any term or provision of this Agreement or any negligent act or omission or willful misconduct of the other Party, its agents, employees or subcontractors in the course of performing this Agreement.

13.           Legal Matters.  This Agreement shall be governed in all respects by the laws of the State of Arizona (without reference to or application of its conflicts of laws rules or principles) and the United States of America.  Each of the Parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Arizona, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Arizona, such personal jurisdiction shall be nonexclusive.  If any dispute arises between the Parties with respect to this Agreement which leads to a proceeding to resolve such dispute, the prevailing Party shall be entitled to receive reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in such proceeding, in addition to any other relief.

Notwithstanding the foregoing, the Parties agree that prior to initiating any legal proceedings against the other, the Parties will engage a neutral mediator who will be charged with assisting the parties to reach a mutually agreeable resolution of all contested matters.  The mediation shall take place in Arizona.  The mediator shall be chosen by mutual agreement of the Parties and the mediator’s fees shall be borne equally by the Parties.  In the event that a mediator cannot be agreed upon by the Parties, each Party shall chose a mediator and the two mediators shall together chose a third mediator who will conduct the mediation.  The costs of the two mediators chosen to choose the third mediator shall be borne equally by the Parties.  The Parties agree to participate in the mediation in good faith.

14.           Publicity.  Neither party may use each other’s names or that of any affiliates, officers or employees in any public announcement, advertising, promotional, or sales literature without the prior written consent of the named party.

15.           Headings.  The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

16.           Term/Termination.  This Agreement may be terminated by either party immediately by written notice upon the occurrence of any of the following events: (i) if the other ceases to do business, or otherwise terminates its business; (ii) if the other breaches any material provision of this Agreement and fails to fully cure such breach within forty-five (45) days’ of written notice describing the breach; or (iii) if the other seeks protection under any bankruptcy, receivership, trust, deed, creditor’s arrangement, or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed within forty-five (45) days.  Upon termination or expiration of this Agreement, all rights and licenses of Contractor hereunder shall terminate.

Notwithstanding the foregoing, where Contractor receives notice that Blue Horse is terminating this Agreement according to the provisions of section 16(i), Contractor shall have thirty (30) days in which to exercise a first right of refusal to purchase all of Blue Horse’s rights in and to this Agreement.  Contractor may exercise this right by notifying Blue Horse in writing of its election (“Notice of Election”).  Where no Notice of Election has been received by Blue Horse within the time set forth herein.  Contractor shall have waived its purchase rights.  The purchase price of Blue Horse’s rights herein shall be the fair market value of the underlying Intellectual Property as determined by averaging the appraised value of the intellectual property proposed to be purchased as determined in good faith by an appraiser retained by Blue Horse and an appraiser retained by Contractor.  The party who hires the appraiser shall pay that appraiser.  The payment of fair market value and documentation of any resulting assignment shall occur within ninety (90) days of Contractor’s Notice of Election unless mutually agreed in writing by the parties.  Where Contractor elects not to purchase Blue Horse’s rights herein, and any rights of Blue Horse in this Agreement or the underlying Intellectual Property are transferred to a third party as a result of the termination or cessation of business of Blue Horse, this Agreement shall not terminate and the successor in interest to Blue Horse shall automatically succeed to all Blue Horse’s rights and obligations hereunder without change in the terms or other provisions of this Agreement.

If Contractor is declared insolvent or is subject to liquidation in bankruptcy, all rights granted to Contractor herein shall revert to Blue Horse exclusively and Contractor’s bankruptcy estate shall have no right or claim to any Intellectual Property or other assets funded by Blue Horse.  All Contractor obligations related to the Intellectual Property shall survive any expiration or termination of this Agreement.  Notwithstanding the foregoing, Contractor may, by written notice to Blue Horse, terminate the licenses in, to and under the Intellectual Property granted to it hereunder, or any portion thereof, and all corresponding royalty obligations shall thereupon terminate as well.  All other provisions that logically ought to survive termination or expiration of this Agreement, as well as any obligations that have accrued prior to termination or expiration, shall survive.

17.           Confidentiality.  The Parties hereto have executed a mutual confidentiality agreement attached as Exhibit C hereto which shall be considered a part of this Agreement.

18.           Disclaimer of Warranty.  EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

19.           Assignment.  This Agreement and the rights and privileges thereof are not assignable or otherwise transferable by either party without the express written consent of the other party, provided however that either party may assign this agreement to a successor in connection with a merger, acquisition or sale of the substantially all the business related to the subject matter of this agreement.

20.           Notices.  All notices required to be given hereunder shall be deemed so given when hand-delivered, by registered mail, postage prepaid and return-receipt requested, or by a courier service guaranteeing next-day delivery, charges prepaid, and properly addressed to such other party as set forth below or at such other address as may be specified by either party hereto by written notice similarly sent or delivered.

To Blue Horse:	To Contractor:

Blue Horse Labs, Inc.	Advanced Cell Technology, Inc.
4455 East Camelback Road, Suite B100	One Innovation Drive
Phoenix AZ 85018	Worcester, MA 01605

21.           Independent Contractor.  Contractor is an independent contractor and, as such, will not be entitled to any benefits applicable to employees of Blue Horse.  Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any Agreement, warranty, or representation as to any matter.  Neither shall be bound by the acts or conduct of the other.

22.           Compliance with Laws.  Contractor shall comply with all applicable laws, rules, ordinances and regulations governing conduct of the Research.  If approvals from any government or other agencies are required by Contractor to perform its duties and obligations under this Agreement, Contractor will obtain those approvals prior to the effective date of this Agreement.

23.           Limit on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER IN CONTRACT, TORT OR OTHERWISE FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ECONOMIC DAMAGE OR LOST PROFITS, REGARDLESS OF WHETHER THE PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

24.           Survival.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

25.           Entire Agreement.  This Agreement, along with the referenced mutual confidentiality agreement executed by the parties prior to or contemporaneously with this Agreement, supersedes, terminates, and otherwise readers null and void any and all prior written or oral agreements or understandings between the Parties relating to the subject matter of this Agreement.  Except as otherwise provided in this Agreement, only a written instrument signed by both Parties may modify this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BLUE HORSE LABS, INC.		ADVANCED CELL TECHNOLOGY

By:	/s/ Jonathan Thatcher	By:	/s/ Michael West
Name:	Jonathan Thatcher	Name:	MICHAEL WEST
Title:	Treasurer	Title:	President
3-16-03